Exhibit 99.1

Equillium Announces Data from Phase 1b EQUALISE Study Presented at the 2023 Annual Meeting of the American Society of Nephrology

Itolizumab continues to show clinically meaningful response in highly proteinuric subjects

At Week 28, 73% of subjects achieved >50% reduction in urine protein creatinine ratio (UPCR)

Itolizumab demonstrated a favorable safety and tolerability profile

LA JOLLA, California, November 6, 2023 - Equillium, Inc. (Nasdaq: EQ), a clinical-stage biotechnology company focused on developing novel therapeutics to treat severe autoimmune and inflammatory disorders, today announced that data from the Type B portion of the EQUALISE study in lupus nephritis patients was presented at the annual meeting of the American Society of Nephrology (ASN). The data highlights that subjects had high complete and partial response rates with rapid and deep reduction in urine protein creatinine ratio (UPCR) when itolizumab was added to mycophenolate mofetil (MMF) and corticosteroids.

“The presentation at ASN represents current data from the EQUALISE study, which includes all but the last patient in the follow up period,” said Bruce Steel, chief executive officer at Equillium. “We are encouraged that we continue to see clinically meaningful response rates, particularly in these highly proteinuric subjects. While the study is largely complete, we plan to deliver the full data package to Ono Pharmaceutical under the terms of our strategic partnership in early 2024.”

“I’m excited that we saw both early and deep reductions in proteinuria,” said Dr. Maple Fung, chief medical officer at Equillium. “Physicians are looking for a treatment that can safely and rapidly reduce the levels of proteinuria in patients, as this is historically associated with improved long-term outcomes. The data from the EQUALISE study demonstrates that subjects had high complete and partial response rates and tolerated well the subcutaneous injections every two weeks; this is in the setting of tapering their systemic corticosteroids, maintaining stable kidney function, or eGFR, and increasing serum albumin while on study.”

The Type B portion of the EQUALISE study in patients with active proliferative LN (apLN) is evaluating the safety, tolerability and clinical activity of subcutaneous delivery of itolizumab. Patients must present with greater than 1 gram of proteinuria and have a recent kidney biopsy showing ISN/RPS class III or IV apLN to be eligible for the study. During the 24-week treatment period, patients receive a subcutaneous dose of 1.6 mg/kg every two weeks, with follow up out to 36 weeks. Consistent with standard of care, patients on study also receive 2-3 g/day of mycophenolate mofetil/mycophenolic acid (MMF/MPA), and patients may receive pulse systemic corticosteroids that are rapidly tapered.

A total of 17 subjects have been enrolled in the study, with 15 subjects reaching Week 28 (4 weeks following the final dose, or the end of study (EOS)). Based on published guidelines for the management of lupus nephritis from the European League Against Rheumatism (EULAR) and European Renal Association-European Dialysis and Transplant Association (ERA-EDTA), clinical activity assessments in this study are focused on the change in UPCR from baseline; proportion of apLN subjects with a complete response (CR), defined as 50% or greater reduction in UPCR and less than 0.5-0.7 g/g; and proportion of subjects achieving a partial response (PR), defined as 50% or greater reduction in UPCR.

Exhibit 99.1

Key findings from analysis of the Type B portion of the EQUALISE study in lupus nephritis:

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Subjects were highly proteinuric: baseline mean UPCR of 4.9 g/g
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Percent reduction from baseline in median spot UPCR is ~73%
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Clinically meaningful responses were observed:
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By week 28 (EOS):
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6 of 15 (40%) subjects achieved CR (UPCR < 0.7 g/g)
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Additional 5 of 15 (33%) subjects achieved PR (UPCR > 50% reduction)
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There was a greater overall response rate (ORR) achieved in patients receiving itolizumab by 12 and 28 weeks than expected compared to the ORR in patients receiving standard of care alone using data generated from the Accelerating Medicines Partnership® (AMP) Lupus Network. Results are comparable to those observed in the Phase 3 AURORA1 study of voclosporin (ORR 70% at 6 and 12 months in active treatment).
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Consistent with the decline in UPCR overtime, subjects were able to taper their systemic corticosteroids over the course of the study.
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Itolizumab induced consistent pharmacodynamic responses in patients reducing the levels of cell surface CD6 on T cells, which is known to reduce T cell activity.
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Itolizumab treatment (over 6 months) was also associated with reductions in absolute lymphocyte counts (ALC), another known pharmacodynamic effect.
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As noted in other studies of drugs whose mechanism leads to reductions in ALC, such as the S1P modulators, the reduction in ALC observed here was not associated with increased rates of infection or other adverse clinical signals.
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77% of TEAEs were assessed as mild (Grade 1) or moderate (Grade 2) by the investigators. Two subjects had at least one serious adverse event.

The poster presentation is available on the Presentations page of Equillium’s website under the Lupus tab.

About Systemic Lupus Erythematosus (SLE) & Lupus Nephritis (LN)
SLE is an autoimmune disease in which the immune system attacks its own tissues, causing widespread inflammation and tissue damage in the affected organs. It can affect the joints, skin, brain, lungs, kidneys, and blood vessels. LN is a serious complication of SLE, occurring in approximately 30% – 60% of individuals with SLE. LN involves the body’s own immune system attacking the kidneys, causing inflammation and significantly reducing kidney function over time. LN is associated with an increase in mortality compared with the general population and may lead to end-stage renal disease.

About the EQUALISE Study
The EQUALISE study is a two-part Phase 1b open-label proof-of-concept study of itolizumab in patients with SLE and LN. The Type A portion of the study was a multiple ascending-dose clinical study evaluating the safety and tolerability of subcutaneous delivery of itolizumab over a two-week treatment period in 35 patients with SLE. The Type B portion of the study, is evaluating the safety, tolerability and clinical activity of subcutaneous delivery of itolizumab dosed at 1.6 mg/kg every two weeks over a 24-week treatment period in patients with active proliferative LN.

Exhibit 99.1

About Itolizumab

Itolizumab is a clinical-stage, first-in-class anti-CD6 monoclonal antibody that selectively targets the CD6-ALCAM signaling pathway to selectively downregulate pathogenic T effector cells while preserving T regulatory cells critical for maintaining a balanced immune response. This pathway plays a central role in modulating the activity and trafficking of T cells that drive a number of immuno-inflammatory diseases.

About Equillium

Equillium is a clinical-stage biotechnology company leveraging a deep understanding of immunobiology to develop novel therapeutics to treat severe autoimmune and inflammatory disorders with high unmet medical need. The company’s pipeline consists of the following novel first-in-class immunomodulatory assets targeting immuno-inflammatory pathways. EQ101: a tri-specific cytokine inhibitor that selectively targets IL-2, IL-9, and IL-15; currently under evaluation in a Phase 2 proof-of-concept clinical study of patients with alopecia areata. EQ102: a bi-specific cytokine inhibitor that selectively targets IL-15 and IL-21; currently under evaluation in a Phase 1 first-in-human clinical study to include healthy volunteers and celiac disease patients. EQ302: an orally-delivered, bi-specific inhibitor of IL-15 and IL-21; currently in preclinical development. Itolizumab: a monoclonal antibody that targets the CD6-ALCAM signaling pathway which plays a central role in the modulation of effector T cells; currently under evaluation in a Phase 3 clinical study of patients with acute graft-versus-host disease (aGVHD) and a Phase 1b clinical study of patients with lupus/lupus nephritis. Equillium acquired rights to itolizumab through an exclusive partnership with Biocon Limited and has entered a strategic partnership with Ono Pharmaceutical Co., Ltd. for the development and commercialization of itolizumab under an option and asset purchase agreement.

For more information, visit www.equilliumbio.com.

Forward Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “could”, “continue”, “expect”, “estimate”, “may”, “plan”, “outlook”, “future” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements include, but are not limited to, statements regarding Equillium’s plan to deliver full data package from its EQUALISE study to Ono Pharmaceuticals in early 2024, the potential benefits of itolizumab as a treatment for SLE and LN; and other statements regarding management’s intentions, plans, beliefs or expectations for the future. Because such statements are subject to risks and uncertainties, many of which are outside of Equillium’s control, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: Equillium’s ability to execute its plans and strategies; risks related to performing clinical and pre-clinical studies; whether the results from clinical and pre-clinical studies will validate and support the safety and efficacy of Equillium’s product candidates; the risk that interim results of a clinical study do not necessarily predict final results and that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; potential delays in the commencement, enrollment and completion of clinical studies and the reporting of data therefrom; the

Exhibit 99.1

risk that studies will not be completed as planned; Equillium’s plans and product development, including the initiation and completion of clinical studies and the reporting of data therefrom; changes in the competitive landscape; and uncertainties related to Equillium’s capital requirements. These and other risks and uncertainties are described more fully under the caption "Risk Factors" and elsewhere in Equillium's filings and reports, which may be accessed for free by visiting the Securities and Exchange Commission’s website at www.sec.gov and on Equillium’s website under the heading “Investors.” Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. All forward-looking statements contained in this press release speak only as of the date on which they were made. Equillium undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Michael Moore

Vice President, Investor Relations & Corporate Communications

619-302-4431

ir@equilliumbio.com